                                                                  Exhibit 10.5

                              EMPLOYMENT AGREEMENT

         THIS EMPLOYMENT AGREEMENT (this "Agreement") is made as of July 14, 1995 between STAR VENDING, INC., a Nevada corporation ("Star"); and MARY CASEY ("Executive").

                                    RECITALS

         A. Executive has acted as Corporate Secretary and as an operations manager of Star since January 1994;

         B. Pursuant to the terms of this Agreement, Star desires to continue to employ Executive for a fixed term;

         C. Star has requested Executive to continue to perform the duties which Executive has performed in order to continue to have the benefit of Executive's special knowledge, experience, reputation and abilities for the benefit of Star and its shareholders; and

         D. Executive desires to continue to perform the duties that she has performed for Star and to utilize her special knowledge, experience, reputation and abilities for the benefit of Star and its shareholders for the term set forth below.

                                    AGREEMENT

         In consideration of the foregoing recitals, and intending to be legally bound, the parties agree as follows:

         1. EMPLOYMENT. Star hereby continues the employment of Executive, and Executive hereby accepts this continued employment and agrees to exercise and perform faithfully, exclusively, and to the best of her ability the powers and duties of her position on the terms and conditions set forth herein.

         2. EXECUTIVE'S SERVICES AND DUTIES.

            2.1 NATURE OF DUTIES. During the term hereof, Executive shall:

                           a. Assume and perform those duties customarily
performed by the Corporate Secretary and an operations manager of a start-up telecommunications company, including general executive duties as may be assigned from time to time by the President;

                           b. Devote her full business time, ability, attention
and loyalty to the business of Star during the term of the Agreement, and neither directly nor indirectly render any services of a business, commercial, or professional nature to any other person, firm, corporation, or organization for compensation, without the prior written consent of the President of Star; and

                           c. As a member of the Board of Directors elected by
the shareholders of Star, perform her duties as a director without additional compensation.


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                  2.2 SERVICES DEFINED BY THE PRESIDENT. The precise services to be performed by Executive may be extended or curtailed, from time to time, at the discretion of the President of Star, provided such services shall at all times be of the nature customarily performed by an operations manager and Corporate Secretary of a start-up telecommunications company.

         3. TERM. The term of Executive's employment by Star pursuant to this Agreement shall be for a period commencing with the execution of this Agreement and ending December 31, 1996. Such term may be extended by the parties on a year-to-year basis as may be further mutually agreed to by the parties in writing. The term of Executive's employment is subject to earlier termination as hereinafter provided in Paragraph 7.

         4. COMPENSATION AND BENEFITS. As compensation for the services to be rendered by Executive hereunder commencing with the Effective Date, Star shall pay and the Executive shall accept the following compensation:

                  4.1 SALARY. Star shall pay to Executive a salary at the rate of $84,000 per year. Executive's salary shall be paid in accordance with Star's usual payroll practice. Executive shall submit timesheets in a manner consistent with that required of Star's other exempt executive employees. Executive's salary may be increased from time to time in the sole discretion of the President of Star.

                  4.2 CASH BONUSES. In addition to the salary set forth in
Section 4.1 above, Executive may be entitled to cash bonuses as may awarded by the President and approved by the Board of Directors from time to time, as determined in their sole discretion.

                  4.3 PURCHASE OF SHARES. Concurrent with the execution of this Agreement by the parties, Executive is purchasing shares of Star common stock (the "Shares"), subject to the terms, conditions and restrictions set forth in that certain Restricted Stock Agreement of even date between Star and Executive.

                  4.4 AUTOMOBILE ALLOWANCE. Star shall provide Executive during the term of this Agreement, at Executive's option, with either (i) an automobile allowance of $500 per month, or (ii) the use of a comparable automobile at an expense to Star not in excess of such amount.

                  4.5 PAID VACATION LEAVE. Executive shall be entitled to an annual vacation of three (3) weeks duration, during which time her salary shall be paid in full. Executive is required to take this time off each year, since Star and Executive agree that: (1) extended work without any vacation may jeopardize Executive's creativity or productivity and thus work to Star's disadvantage; (2) while Star may use its existing staff and resources with minimal disruption to cover short regular vacations each year, it does not have the resources to absorb the substantial disruption accompanying a situation where Executive may accumulate many months of vacation and then take such vacation all at once; and (3) Star may suffer from significant hardship involving unfunded liabilities if Executive accumulates a large amount of unused vacation time and then terminates her employment. If Executive for any reason does not take part of all of such three weeks off each year the parties agree that any vacation time earned in a fiscal year but not used during that year may accrue to any subsequent fiscal year, but the total amount of vacation time that may be accrued by Employee shall not exceed three weeks at any one time. Executive confirms that as of the date of this Agreement her total accrued unused vacation time is 15 business days.

                  4.6 INSURANCE AND OTHER BENEFITS. Executive shall be entitled to participate in Star's group health insurance, life insurance and other employee benefit programs to the same extent as other employees of Star.



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         5. EXPENSES. During the term of Executive's employment hereunder,
Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by Executive in performing services hereunder, including all expenses of travel while on business or at the request of and in the service of Star, provided that such expenses are incurred and accounted for in accordance with the policies and procedures established by Star.

         6. CONFIDENTIAL INFORMATION. Executive agrees that she will not, during the term of this Agreement or at any time thereafter, either directly or indirectly, disclose or make known to any other person, firm or corporation any confidential information, trade secret, or the names or addresses of any of the customers or vendors of Star, or any other information pertaining to them that Executive may acquire in the performance of Executive's duties hereunder. Upon the termination of Executive's employment by Star, Executive agrees to deliver forthwith to Star any and all literature, documents, correspondence, and other materials and records furnished to or acquired by Executive during the course of such employment.

         7. TERMINATION PRIOR TO EXPIRATION OF TERM.

            7.1 NOTICE. The President or the Board of Directors may terminate this Agreement and Executive's employment at any time by giving written notice to Executive. Termination for "cause" includes without limitation termination because of the Executive's personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule, regulation (other than traffic violations or similar offenses), or material breach of any provision of this Agreement. If any such termination is without cause, or if any such termination is for "cause" (other than for a conviction of a felony or of a misdemeanor involving moral turpitude), Executive shall receive the severance compensation described in Section 7.4 below. If such termination is for "cause" involving a conviction of a felony or of a misdemeanor involving moral turpitude, Executive shall have no right to receive compensation or other benefits for any period after such termination.

                                    Executive may terminate this Agreement and
resign from her employment at any time by giving written notice to Star. In such case, and provided that Executive has not been convicted of a felony or of a misdemeanor involving moral turpitude, Executive shall receive the severance payments described in Section 7.4 below.

            7.2 TERMINATION UPON DEATH. This Agreement, and the obligations of the parties hereunder, shall terminate upon the death of Executive. In such event, Executive's estate shall be entitled to receive compensation accrued and payable to her as of the date of death, and all other amounts payable hereunder, including, but not limited to, any bonuses or the rights to any severance payments, shall thereafter cease.

            7.3 TERMINATION UPON DISABILITY. The employment of Executive may be terminated at any time by Star if Executive becomes disabled. The term "disabled" as used herein shall mean any mental or physical illness, condition or disability that would render the Executive unable to perform the essential functions of her position hereunder, despite reasonable accommodation of such illness, condition or disability by Star. If Employee is disabled and thus terminated, she will receive the payments described at Section 7.4, below.

            7.4 EFFECT ON COMPENSATION. If, as described at Section 7.1, Executive is terminated for "cause" involving conviction for a felony or for a misdemeanor involving moral turpitude, Executive shall be entitled to receive compensation accrued and payable to her as of the date of any such termination, and all other amounts payable hereunder, including, but not limited to, any bonuses or the


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rights to any severance payments, shall thereafter cease. If
Executive's employment is terminated under Section 7.1 (other than for "cause" involving conviction for a felony or for a misdemeanor involving moral turpitude, or under Section 7.3, Executive shall receive the following payments:

                           a. For the period commencing with the date of
termination (the "Termination Date") and ending six months after such Termination Date (the "Initial Period"), Executive shall receive $7,000 per month, with the first payment commencing on the one month anniversary after such Termination Date; and

                           b. For the period commencing with the end of such
Initial Period and ending six months later (the "Second Period"), Executive shall receive $7,000 per month, with the first payment commencing on the one month anniversary after the end of such Initial Period, provided, however, that any amounts earned by Executive during this Second Period by virtue of any other employment during such Second Period shall be deducted from amounts to which she would be entitled hereunder.

         8. REMEDIES. Executive acknowledges and agrees that Star's remedy at law for any breach of her obligations hereunder would be inadequate, and agrees and consents that temporary and permanent injunctive relief may be granted in any proceeding which may be brought to enforce any provisions of this Agreement without the necessity of proof of actual damage.

         9. ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of Star, its successors (by operation of law or otherwise), and its assigns. Executive may not assign all or any part of her interest under this Agreement without the prior written consent of Star.

         10. CALIFORNIA LAW. This Agreement is to be governed by and construed under the laws of the State of California, except to the extent superseded by federal laws and regulations. Venue and jurisdiction shall lie in Santa Barbara County, California.

         11. INVALID PROVISIONS. Should any part of this Agreement for any reason be declared invalid, the validity and binding effect of any remaining portion shall not be affected, and the remaining portion of this Agreement shall remain in full force and effect as if this Agreement had been executed with the invalid provision eliminated.

         12. ENTIRE AGREEMENT. This Agreement contains the entire agreement between the parties with respect to the employment of Executive by Star during the term of this Agreement and supersedes all prior and contemporaneous agreements, representations, and understandings of the parties. No modification, amendment, or waiver of any of the provisions of this Agreement shall be effective unless in writing, specifically referring hereto, and signed by both parties. The representations, warranties, covenants and agreements of the parties shall survive the expiration or termination of Executive's employment in accordance with their respective terms.

         13. NOTICE. Any written notice required or permitted to be given shall be deemed delivered either when personally delivered or when mailed, registered or certified, postage prepaid with return receipt requested, if to Employee, addressed to Employee at the last known residence address of Employee as shown in the records of Star, and if to Star, addressed to the President of Star at the principal office of Star.

         14, ATTORNEYS' FEES. If either party to this Agreement shall bring any action, suit, counterclaim or appeal against the other, to enforce the terms hereof or to declare rights hereunder, the losing party shall pay to the prevailing party a reasonable sum for attorneys' fees and costs.


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         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

                                         "STAR"

                                          STAR VENDING, INC.

                                          By
                                             ---------------------------
                                              Christopher E. Edgecomb
                                              President


                                         "EXECUTIVE"


                                             ---------------------------
                                          Mary Casey



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                  AMENDMENT NUMBER ONE TO EMPLOYMENT AGREEMENT

         THIS AMENDMENT NUMBER ONE TO EMPLOYMENT AGREEMENT (this "Amendment") is made and entered into as of January 1, 1996, by and among STAR VENDING, INC., a Nevada corporation ("Star"), and MARY CASEY ("Executive").

                                    RECITALS

         A. Star and Executive are parties to that certain Employment Agreement dated as of July 14, 1995 (the "Employment Agreement"), pursuant to which Executive is employed by Star.

         B. The parties desire to reflect Executive's promotion to President of Star, lengthen the term of Executive's employment, adjust Executive's compensation and make certain other changes to terms of the Employment Agreement. In light of the foregoing, the parties hereto have determined to amend certain provisions of the Employment Agreement as set forth herein.

                                    AGREEMENT

         NOW, THEREFORE, in consideration of the foregoing recitals, and intending to be legally bound, the parties agree to amend the Employment Agreement as follows:

         1. DEFINED TERMS. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Employment Agreement. From and after the date hereof, the term "Agreement" as used in the Employment Agreement will mean the Employment Agreement as amended by this Amendment, unless and until such Employment Agreement may again be amended.

         2. AMENDMENT OF SECTION 2.1(a) OF EMPLOYMENT AGREEMENT. Section 2.1(a) of the Employment Agreement shall be amended to read in its entirety as follows:

         "(a) Assume and perform those duties customarily performed by the President and Corporate Secretary of a start-up telecommunications company, including general executive duties as may be assigned from time to time by the Board of Directors and the Chief Executive Officer."

         3. AMENDMENT OF SECTION 2.2 OF EMPLOYMENT AGREEMENT. Section 2.2 of the Employment Agreement, entitled "Services Defined by the President," shall be amended to read in its entirety as follows:

         "2.2 SERVICES DEFINED BY THE CHIEF EXECUTIVE OFFICER. The precise services to be performed by Executive may be extended or curtailed, from time to time, at the discretion of the Chief Executive Officer of Star, provided such services shall at all times be of the nature customarily performed by the President and Corporate Secretary of a start-up telecommunications company."


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         4. AMENDMENT OF SECTION 3 OF EMPLOYMENT AGREEMENT. Section 3 of the
Employment Agreement, entitled "Term," shall be amended to read in its entirety as follows:

         "3. TERM. The term of Executive's employment by Star pursuant to this Agreement shall be for a period of three years, commencing January 1, 1996 and ending December 31, 1998. The term of Executive's employment is subject to earlier termination as hereinafter provided in Paragraph 7."

         5. AMENDMENT OF SECTION 4.1 OF EMPLOYMENT AGREEMENT. Section 4.1 of the Employment Agreement, entitled "Salary," shall be amended to read in its entirety as follows:

         "4.1 SALARY. Star shall pay Executive a monthly salary during the term of this Agreement. This salary shall initially be $10,333.33 per month. Executive's monthly salary shall be increased for the respective calendar years (or applicable portion thereof) commencing January 1, 1997, and January 1, 1998, as follows:

                  (a) Before January 30, 1997, the parties shall ascertain from the official Consumers Price Index for All Urban Wage Earners and Clerical Workers (Revised Series), Los Angeles-Anaheim-Riverside Average (1982-1984 = 100) as published by the Bureau of Labor Statistics, Department of Labor (the "Index"), the index figure for December 1995 (the "Base Period Index") and for December 1996 (the "Comparison Period Index"). If the Comparison Period Index exceeds the Base Period Index, the monthly salary payable by Star to Executive for the entire calendar year 1997 shall be increased (but not decreased) by multiplying Executive's then-existing monthly salary by a fraction, the numerator of which shall be the Comparison Period Index and the denominator of which shall be the Base Period Index. If the Comparison Period Index does not exceed the Base Period Index, the monthly minimum salary payable to Executive by Company during calendar 1997 shall remain at the initial monthly salary.

                  (b) A similar adjustment shall be made to Executive's monthly salary for the entire calendar year 1998; but for the purpose of such adjustment, the Base Period Index shall be calculated as of December, 1996 and the Comparison Period Index shall be calculated as of December 1997.

                  (c) If the Index is no longer published, then appropriate index figures for the Base Period Index and the Comparison Period Index shall be derived from any successor or comparable index mutually agreed by the parties to be authoritative.

                  (d) The parties acknowledge that the Comparison Period Index figures for each year of the Employment Agreement hereunder may not be available in a timely manner. Therefore, the monthly salary in effect during the preceding month shall continue in effect until the respective average index figures for the Comparison Period Indexes have been ascertained. Upon determination of the respective Comparison Period Indexes for each year, an appropriate adjustment shall be made, retroactive to January 1 of 1997 and 1998, respectively, and Star shall immediately pay to Executive any increased salary found to be due.

                  Executive may receive such other increases in her salary in addition to

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         those set forth above as the Board of Directors of Star may approve from time to time. Executive's salary shall not be reduced at any time during the term of this Agreement, but the foregoing shall not limit Star's rights under Section 7 hereof."

         6. ADDITION OF SECTION 7.5 TO EMPLOYMENT AGREEMENT. The following shall be added as a new Section 7.5 of the Employment Agreement:

         "7.5 TERMINATION WITHOUT CAUSE AFTER CERTAIN TRANSACTIONS. If Executive's employment is terminated under Section 7.1 (other than for "cause" involving conviction for a felony or for a misdemeanor involving moral turpitude) within four months after the consummation of a Sale Transaction (as defined below) relating to Star, then, instead of the payments provided in Section 7.4, Executive shall continue to receive the compensation provided in this Agreement until the expiration hereof. Any amounts earned by her (other than through her personal investment activities) prior to such expiration by virtue of other employment shall be deducted from amounts to which she is entitled hereunder. For the purposes of this Section 7.5, a "Sale Transaction" shall mean the acquisition by a single entity or group of affiliated entities (other than existing shareholders of Star or their affiliates) of more than seventy-five percent (75%) of the voting securities of Star pursuant to a tender offer or exchange offer approved in advance by the Board of Directors. "

         7. CONFIRMATION. Except as specifically amended by this Amendment, the Employment Agreement will continue unchanged, and the terms and conditions of the Employment Agreement, as amended hereby, are hereby ratified and confirmed.

         IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first set forth above.





                                                  "STAR"

                                                   STAR VENDING, INC.
                                                   a Nevada corporation

                                                 By
                                                   -----------------------------
                                                   Christopher E. Edgecomb,
                                                   Chief Executive Officer


                                                  "EXECUTIVE"



                                                   -----------------------------
                                                   Mary Casey


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                  AMENDMENT NUMBER TWO TO EMPLOYMENT AGREEMENT

         THIS AMENDMENT NUMBER TWO TO EMPLOYMENT AGREEMENT (this "Amendment") is effective as of July 15, 1996, between STAR VENDING, INC., a Nevada corporation ("Star"), and MARY CASEY ("Executive").

                                    RECITALS

         A. Star and Executive are parties to that certain Employment Agreement dated as of July 14, 1995 (the "Employment Agreement"), and that certain Amendment Number One to Employment Agreement dated January 1, 1996 ("Amendment Number One"), pursuant to which Executive is employed by Star.

         B. The parties desire to adjust Executive's compensation, and thus have determined to amend certain provisions of the Employment Agreement as set forth in this Amendment.

                                    AGREEMENT

         NOW, THEREFORE, in consideration of the foregoing recitals, and intending to be legally bound, the parties agree to amend the Employment Agreement as follows:

         1. DEFINED TERMS. Capitalized terms used in this Amendment and not otherwise defined shall have the meanings ascribed to them in the Employment Agreement and Amendment Number One. From and after the date hereof, the term "Agreement" as used in the Employment Agreement will mean the Employment Agreement as amended by Amendment Number One and this Amendment, unless and until such Employment Agreement may again be amended.

         2. AMENDMENT OF SECTION 4.1 OF EMPLOYMENT AGREEMENT. The first paragraph of Section 4.1 of the Employment Agreement, entitled "Salary," shall be amended to read in its entirety as follows:

         "4.1 SALARY. Star shall pay Executive a monthly salary during the term of this Agreement. This salary shall initially be $16,250.00 per month. Executive's monthly salary shall be increased for the respective calendar years (or applicable portion thereof) commencing January 1, 1997, and January 1, 1998, as follows:"

         3. CONFIRMATION. Except as specifically amended by this Amendment, the Employment Agreement and Amendment Number One will continue unchanged, and the terms and conditions of the Employment Agreement and Amendment Number One, as amended by this Amendment, are ratified and confirmed.


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         IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first set forth above.



"STAR"

 STAR VENDING, INC.                           "EXECUTIVE"
 a Nevada corporation

By
   ------------------------------              ---------------------------
   Christopher E. Edgecomb,                    Mary Casey
   Chief Executive Officer





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